Tonkon Torp	LLP
	ATTORNEYS	1600 Pioneer Tower
888 SW Fifth Avenue Portland, Oregon 97204 503-221-1440

July 12, 2001

Exhibit 5.1

The Board of Directors
of TASER International, Inc.

Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to TASER International, Inc., a Delaware corporation, (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) covering 689,364 shares of common stock, $0.00001 par value per share, of the Company (the “Original Issuance Shares”) to be issued under the Company’s 2001 Stock Option Plan and 1999 Stock Option Plan, and up to 219,168 shares of Common Stock, $0.00001 par value per share, to be offered by certain selling stockholders pursuant to the reoffer prospectus included therein (the “Reoffer Prospectus”).

     In our capacity as such counsel, we have reviewed the corporate actions of the Company in connection with this matter and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents or other evidence as we have deemed necessary or appropriate for the purposes of the opinion hereinafter expressed.

     Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Original Issuance Shares have been duly authorized by all necessary corporate action of the Company, and when issued and sold by the Company against payment therefor pursuant to the terms of the Company’s 2001 Stock Option Plan and 1999 Stock Option Plan, the Original Issuance Shares will be validly issued, fully paid and non-assessable. We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Reoffer Prospectus and in Part II of the Registration Statement.

Tonkon Torp LLP